SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 9, 2004

Intersil Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Trade Zone Boulevard, Milpitas, CA	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 945-1323

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Intersil Corporation (Intersil) has reached a settlement with Agere Systems, Inc. (Agere) whereby all pending litigation between the two companies has been settled under mutually agreeable terms. As part of the agreement, Agere will receive a one-time payment in the amount of $8 million.

Intersil and Agere have agreed to dismiss all claims against each other, including claims made by Agere in two cases pending before the Delaware and Philadelphia Federal District Courts related to wireless LAN technology and other claims made by Agere in a third case pending before the Delaware Federal District Court related to wireless LAN and semiconductor process technology. The two companies have also entered into a patent cross-license agreement covering all of Intersil and Agere’s semiconductor devices.

While this settlement was agreed to subsequent to Intersil’s third quarter 2004 earnings release, it is appropriate to account for it in the third quarter of 2004 based on accounting rules governing this type of subsequent event. Therefore, the costs associated with the settlement will be included in Intersil’s third quarter 2004 financial results as reported in the company’s Quarterly Report on Form 10-Q to be filed later this week. Accordingly, Intersil will record a discontinued operations charge of approximately $5.8 million for the third quarter of 2004. This charge is the difference between the $8 million settlement, and an accrued liability related to this matter of $2.2 million, which has been previously recorded in the company’s balance sheet.

SIGNATURE

Pursuant to the requirements of the Signature Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERSIL CORPORATION

By:	/s/ Thomas C. Tokos
Name:	Thomas C. Tokos
Title:	Vice President

Dated: November 9, 2004